---------------------------
                          UNITED STATES                     OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION    ---------------------------
                     WASHINGTON, D.C. 20549          OMB Number:  3235-0058
                                                     Expires:     May 31, 1997
                           FORM 12B-25               Estimated average burden
                                                     hours per response.....2.50
                                                     ---------------------------
                   NOTIFICATION OF LATE FILING              SEC FILE NUMBER
                                                               333-66221
                                                     ---------------------------
                                                             CUSIP NUMBER
                                                              749195-AC7
                                                     ---------------------------
(Check One):      [ ] Form 10-K      [ ] Form 20-F  [X]Form 10-Q   [ ]Form N-SAR

               For  Period Ended: June 30, 2000
                                 -----------------
               [ ]  Transition Report on Form 10-K
               [ ]  Transition Report on Form 20-F
               [ ]  Transition Report on Form 11-K
               [ ]  Transition Report on Form 10-Q
               [ ]  Transition  Report on Form N-SAR For the  Transition  Period
                    Ended:
                          ------------------------------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I-- REGISTRANT INFORMATION

                  R.A.B. Enterprises, Inc.
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Full Name of Registrant


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Former Name if Applicable


                  444 Madison Avenue, Suite 601
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Address of Principal Executive Office (Street and Number)

                  New York, New York 10022
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City, State and Zip Code


PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]        (b)    The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. SEE ATTACHMENT A

PART IV -- OTHER INFORMATION


(1)Name and telephone number of person to contact in regard to this notification

          Steven M. Grossman                  212                  688-4500
 --------------------------------  --------------------- -----------------------
                (Name)                    (Area Code)      (Telephone Number)

(2)      Have all other periodic  reports  required under Section 13 or 15(d) of         YES      NO
         the Securities Exchange  Act of 1934 or Section 30 of the Investment            [X]     [  ]
         Company Act of 1940 during the  preceding 12 months or for such shorter period that the  registrant  was required to file such  report(s)  been filed? If answer is no, identify report(s).

(3)      Is it anticipated that any significant  change in results of operations         YES      NO
         from  the  corresponding  period  for  the  last  fiscal  year  will be         [ ]     [X]
         reflected  by the  earnings  statements  to be  included in the subject report or portion thereof?

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively,  and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                            R.A.B. Enterprises, Inc.
        -----------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  August 15, 2000            By  /s/ Steven M. Grossman
    ----------------------------    -------------------------------------------
                                    Steven M. Grossman, Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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 Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (s.232.201 or s.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (s.232.13(b) of this chapter).

                                  ATTACHMENT A

PART III - NARRATIVE

The Registrant's Quarterly Report on Form 10-Q for the quarter year ended June 30, 2000 could not be filed within the prescribed time period since the Registrant and its accounting staff have devoted substantial time and efforts to finalizing its accounting matters in connection with recently completed asset acquisitions. As a result, the financial statements of the Registrant for the fiscal quarter ended June 30, 2000 and the notes thereto, are in the process of being finalized.